Exhibit 99.1

Everett Tackett, APR	Ken Rizvi
Public Relations	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-4534	(602) 244-3437
everett.tackett@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Successfully Refinances its Senior Secured Credit

Facilities and Purchases $325 Million of Senior Secured Notes

Consisting of $195 million in principal amount of its 12 Percent Senior Secured Notes due 2008 and $130 million in principal amount of its 12 Percent Senior Secured Notes due 2010

PHOENIX, Ariz. – Dec. 23, 2004 – ON Semiconductor Corporation (Nasdaq: ONNN) today announced that it has successfully refinanced its senior secured credit facilities to fund the purchase of all outstanding 12 percent Senior Secured Notes due 2008 (CUSIP Number: 682188AB3) (the “2008 Notes”) and 12 percent Senior Secured Notes due 2010 (CUSIP Number: 682188AD9) (the “2010 Notes” and collectively with the 2008 Notes, the “Notes”) previously issued by the company and Semiconductor Components Industries, LLC. ON Semiconductor will elect to accept for payment today all Notes that had been validly tendered on or prior to 10 a.m., New York city time, December 23, 2004. The tenders were solicited pursuant to the terms and conditions set forth in ON Semiconductor’s Offer to Purchase For Cash and Consent Solicitation Statement dated Dec. 1, 2004 (the “Offer”). As of 5 p.m., New York city time, Dec. 22, 2004, ON Semiconductor had received tenders and consents from 100 percent of the registered holders of the 2008 Notes and 100 percent of the registered holders of the 2010 Notes.

ON Semiconductor will fund the purchase of the Notes with approximately $71 million of cash on hand and new borrowings of approximately $325 million under an amendment and restatement of its senior secured credit facilities. The amended and restated $645.5 million senior secured credit facilities will bear interest at a rate of LIBOR plus 300 basis points.

Morgan Stanley & Co. Incorporated is the dealer manager and Solicitation Agent for the Tender Offer and Consent Solicitation. Questions regarding the transaction should be directed to Morgan Stanley at (800) 624-1808 (Toll Free) or (212) 761-1941 (attention: Francesco Cipollone). Requests for documents should be directed to Georgeson Shareholder Communications, the Information Agent, at 17 State Street, 10th Floor, New York, NY 10004, (866) 873-6990 (Toll Free) (banks and brokerage firms please call (212) 440-9800.)

ON Semiconductor Successfully Purchases $325 Million of Senior Secured Notes 2 – 2 – 2 – 2

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any Notes. The Offer is being made solely by the Offer to Purchase For Cash and Consent Solicitation Statement dated Dec. 1, 2004, which sets forth the complete terms of the tender offer and consent solicitation.

About ON Semiconductor

ON Semiconductor (Nasdaq: ONNN) offers an extensive portfolio of power- and data-management semiconductors and standard semiconductor components that address the design needs of today’s sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, such information on the website is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are described in our Form 10-K for the year ended December 31, 2003 under the caption “Trends, Risks and Uncertainties” in the MD&A section, and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

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